ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

January 8, 2016

The Board of Directors
c/o Glenn Hardaway
Chief Executive Officer
Vortronnix Technologies Inc. (the "Company")
10777 Westheimer, Suite 1100
Houston, TX 77042

Effective January 8, 2016, we will cease our services as your accountants due to non-cooperation and related failures in the following matter.

On or about November 10, 2015, Anton & Chia, LLP ("AnC") noticed about Company's filing of its Form 10-Q for the period ended September 30, 2015 without AnC's review. At the same time, AnC informed the Company to file the Form 8-K for non-reliance on this quarterly review and to file an amendment to Form 10-Q after AnC's review.

On or about November 11, 2015, the Company's counsel informed AnC about Company's intention to file the Form 8-K for non-reliance and inquired about cost to complete the quarterly review to amend its previous filing.

On or about November 17, 2015, AnC sent its invoice to Glenn Hardaway, Chief Executive Officer and its counsel for payment of quarterly review fees to begin the quarterly review work. Later the Company's counsel confirmed AnC about receipt of invoice and discussing the quarterly review fees with the Company's Principal.

Until November 19, 2015, there was no action taken by the Company to file the Form 8-K while AnC again sent its invoice and engagement letter to the Company's counsel.

On or about November 20, 2015, the Company's counsel informed AnC, the Company's Principal is evaluating his options and regardless of it the counsel will file the Form 8-K for non-reliance on Monday (November 23, 2015).

On December 15, 2015, once again AnC called Glenn Hardaway, Chief Executive Officer and informed about its several attempts to rectify the situation. AnC also notified the Company's counsel and Glenn Hardaway, Chief Executive Officer about informing the SEC about the Company's filing of its Form 10Q without AnC's review and terminating its engagement unless the Form 8K for non-reliance is filed next day (December 16, 2015) and engaged AnC to complete third quarter review.

The Company has not filed its Form 8-K nor engaged AnC to complete its third quarter review to amend its previous Form 10-Q filing or provided any information so that AnC can complete its review as of and for the period ended September 30, 2015.

As a result of the Company's non-cooperation and failures as described above, we have terminated our engagement and resigned from Vortronnix Technologies Inc. as its Independent Accountants as of January 8, 2016.

/s/ Anton & Chia, LLP
Gregory A. Wahl, CPA
Firm Founder and Managing Partner

cc: Office of the Chief Accountant
Mail Stop 6561
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549